Exhibit 10.4

Notice of Non-Qualified Stock Option Grant

Name of Participant:	[Name]
Person Number:	[ID #]
Target Grant Amount	[Target Grant Amount]
Number of Options Granted:	[# Units Granted]
Grant Date:	[Grant Date]
Option Exercise Price:	[Option Exercise Price]
Vesting Schedule:	[# of Units] [# of Units] [# of Units]	February 15, 2024 February 15, 2025 February 15, 2026
Expiration Date:	[Expiration Date]
Grant Number	[Grant #]

CSX Corporation (“CSX” or the “Company”) has granted to you non-qualified stock options (“Options”) under the Company’s 2023-2025 Long-Term Incentive Plan. The Options provide you with the right to purchase CSX common stock at a pre-established price during a future time period. Your grant has been made pursuant to the CSX 2019 Stock and Incentive Award Plan (the “Plan”), which is incorporated herein by reference, and together with this Notice and stock option agreement (the “Option Agreement”), set forth the terms and conditions of this grant.

CSX reserves the right to terminate, change or amend this Option Agreement or the Plan at any time in accordance with the terms of the Plan. Receipt of this grant does not obligate CSX to make any additional grants to you. This Option grant, or a portion thereof, may be subject to forfeiture if you terminate employment as set forth in the Option Agreement.

ACTION REQUIRED: YOU MUST ACCEPT YOUR AWARD AGREEMENT ELECTRONICALLY OR YOUR AWARD MAY BE SUBJECT TO FORFEITURE.
Please review the terms of the Notice, Option Agreement and the Plan carefully; a copy of the Plan is available for review on the CSX Gateway.

Purpose and Objective
CSX Corporation (“CSX” or the “Company”) issues non-qualified stock options, as described in the CSX 2019 Stock and Incentive Award Plan (referred to herein as Options), in order to reward eligible employees for their contribution toward CSX’s improved operating and financial performance, ultimately creating shareholder value and driving long-term success for CSX. The Options are issued as part of the Company’s 2023-2025 Long-Term Incentive Plan and are subject to the terms and conditions of the CSX 2019 Stock and Incentive Award Plan (the “Plan”). An Option represents the right to purchase one share of CSX common stock at a pre-established price during a future time period.

Vesting
The Options may be exercised once vested. Except as provided below under Impact of Change in Employment Status, one-third of the Options will vest and become exercisable on February 15, 2024, one-third of the Options will vest and become exercisable on February 15, 2025 and one-third of the Options will vest and become exercisable on February 15, 2026 (the “final vesting date”), subject to the Participant’s continued employment through each vesting date.

Impact of Change in Employment Status
Options generally will only vest and can only be exercised by Participants who are actively employed by CSX or its affiliates on one of the vesting dates set forth under Vesting above. In the event of a termination of a Participant’s employment before the end of the final vesting date for any reason other than as provided below, all unvested Options shall be forfeited and terminated.

Termination Due to Death or Disability Prior to Vesting
In the event of a Participant’s separation from employment due to death or Disability prior to the final vesting date, all Options will remain outstanding and continue to vest per the vesting schedule set forth under Vesting above. “Disability” shall mean long-term disability as defined in CSX’s long-term disability plan covering the Participant.

Termination Due to Retirement Prior to Vesting
In the event of a Participant’s separation from employment due to Retirement prior to the final vesting date, the Options will become fully vested. “Retirement” shall mean the attainment of age 55 with a minimum of 12 years of service, the attainment of age 60 with a minimum of 5 years of service or the attainment of age 65 — each as approved by the President and Chief Executive Officer or Executive Vice President and Chief Administrative Officer for non-Section 16 management employees or the Compensation and Talent Management Committee of the CSX Board of Directors for Section 16 Officers. A participant must be employed through December 31st of the year of the grant of the Options to receive full vesting under this paragraph. For clarity, if a Participant terminates from employment due to Retirement prior to December 31st of the year of the grant of the Options, or if the Participant’s Retirement eligibility is not approved for purposes of the Options, the Options will be forfeited and terminated.

Termination Due to Reduction in Force or Voluntary Return to Contract Prior to Vesting
In the event of a Participant’s separation from employment due to a reduction in force (subject to an executed separation agreement) prior to the final vesting date, a prorated portion of the Options that otherwise would have vested on the next-occurring vesting date will vest based upon the number of full months employed since the preceding vesting date (or if there has not yet been a vesting date, since the grant agreement) and prior to the month in which the separation from employment occurs (the “Pro Rata Vesting”).

In the event a Participant voluntarily returns to contract employment or returns to contract employment due to a reduction in force, the Options will vest based on the Pro Rata Vesting described above.

If a Participant voluntarily returns to contract employment or returns to contract employment due to a reduction in force and their employment is subsequently terminated for any reason other than as set forth in this section Impact of Change in Employment Status prior to the final vesting date and prior to the Participant becoming Retirement eligible, any unvested Options shall be forfeited and terminate immediately. A return to contract employment following involuntary termination from a management position shall not be deemed a voluntary return to contract.

Competing Employment Following Termination
(This provision only applies to Heads of Department and above)
Notwithstanding the foregoing, if the Participant’s employment terminates for any reason before the final vesting date and the Participant “Engages in Competing Employment” (as defined in the applicable Confidentiality, Non-Solicitation and Non-Competition Agreement) or otherwise violates the terms of the Confidentiality, Non-Solicitation and Non-Competition Agreement, then the Options shall be forfeited and terminated without further obligation on the part of CSX or any affiliate.

Termination of Employment Following Vesting
In the event of the Participant’s separation from employment due to Retirement, Disability, or death, the Participant or designated Beneficiary or estate will have until the Expiration Date (as defined in the Notice) to exercise any vested Options. Except as otherwise provided in the Plan, if the Participant separates from employment with CSX (including management and contract positions) for any reason other than Retirement, Disability, or death, the Participant will have 60 days after separation from employment to exercise any Options that are vested at separation from employment.
Termination for Cause/Moral Turpitude
If the Participant’s employment is terminated for Cause, as defined in the Plan, all rights under the unvested Options shall be forfeited and terminate immediately. In addition, a Participant who commits an act involving moral turpitude that adversely affects the reputation or business of CSX or its affiliates shall forfeit all unvested Options. Examples of acts of moral turpitude include, but are not limited to, dishonesty or fraud involving CSX or any affiliated company, their employees, vendors, or customers or a violation of the CSX Code of Ethics.

Exercise
A Participant may exercise their vested Options, in whole or in part, to purchase a whole number of shares of CSX common stock at any time by following the exercise procedures below. All exercises must take place before the Expiration Date, or such earlier dates as established by the Notice, Option Agreement or the Plan, or such Options shall otherwise lapse.

Options may be exercised by: (a) paying cash, (b) executing a “cashless” exercise, or (c) executing a “cashless” exercise and “hold” transaction.

Taxation of Stock Options
An exercise of Options may generate federal and applicable state income and employment tax withholding obligations. The full purchase price of the shares being purchased through exercise of Options and the related withholding taxes for federal, state or local jurisdictions must be paid to CSX at the time of an exercise of Options. The Participant acknowledges that CSX shall have the right to deduct any taxes required to be withheld by law in connection with the exercise of the Option from any amounts payable by it to the Participant (including, without limitation, future cash wages).

Non-Transferability
The Options may not be sold, assigned, pledged, exchanged, or otherwise transferred, encumbered or disposed of by the Participant other than by will or by the laws of descent and distribution, and are exercisable during Participant’s life only by the Participant.

Change of Control
In the event of a Change of Control (as defined in the Company’s form of Change of Control Agreement, as may be amended from time to time, found at www.sec.gov and available upon request) and the successor or acquiring company or a direct or indirect parent entity of the successor or acquiring company does not arrange to continue or convert the Options or grant a Substitute Award, as provided under Section 13 of the Plan, CSX may, without the Participant’s consent, elect to provide any one or more of the following:
(a)The Options shall be terminated as of the Change of Control in exchange for a payment in cash and/or securities equal to the amount, if any, by which the Fair Market Value (as defined in the Plan) of the shares underlying the Options exceeds the Option Exercise Price (as defined in the Notice);

(b)The Options shall become immediately and fully exercisable as of a date prior to the Change of Control, to the extent not previously exercised or terminated, and, if not so exercised, shall be terminated as of the Change of Control; or

(c)To the extent that the Option Exercise Price exceeds the Fair Market Value of the shares underlying the Options as of the Change of Control, the Options shall lapse and terminate as of the Change of Control.

Shareholder Rights
The Options shall confer no other shareholder rights upon the Participant unless and until such time as the Option has been exercised and shares of CSX common stock are issued to the Participant.

Not a Contract of Employment or Right to Future Awards
Nothing in this Option Agreement shall be interpreted or construed to create a contract of employment between CSX and the Participant or a right to receive equity awards in the future. This Option Agreement is intended solely to provide Participant an incentive to continue existing employment.

Severability
If any terms and conditions herein are, become, or are deemed to be invalid, illegal, or unenforceable in any jurisdiction, such provision shall be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of CSX, it shall be stricken and the remainder of the terms and conditions shall remain in force and effect.

Choice of Law; Jurisdiction
All questions pertaining to the construction, regulation, validity, and effect of the terms and conditions shall be determined in accordance with the laws of the state of Florida, without regard to the conflict of laws doctrine.

Restrictions on Resales of Shares Acquired Pursuant to Option Exercise
CSX may impose such restrictions, conditions or limitations as it deems appropriate as to the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any common stock issued as a result of the exercise of the Options, including without limitation (a) restrictions under an insider trading policy; (b) restrictions or limitations pursuant to any stock ownership guidelines as may be in place from time to time; (c) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and other option-holders; and (d) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

Nonqualified Stock Option; Section 409A
The Option is intended to be a non-qualified stock option and is not intended to be an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended and will be interpreted accordingly.

The Options are intended to comply with Section 409A of the Code (“Section 409A”) to the extent subject thereto, and shall be interpreted in accordance with Section 409A and treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the grant date set forth in the Notice.

Clawback Provision
The Options shall be subject to any policy regarding the recoupment of incentive compensation that is adopted or maintained by CSX, as such policy may be amended from time to time.

By accepting this award of Options, the Participant acknowledges and agrees that this Option Agreement is governed by the terms and conditions of the Plan and is subject to all policies of CSX, including any applicable policy on the remuneration of incentive compensation. Unless defined in this Option Agreement, capitalized terms shall have the meanings ascribed to them in the Plan. This Option Agreement shall be effective as of February 15, 2023.